Exhibit 99.1

Raptor Pharmaceutical Corp. Reports Third Quarter 2015 Financial Results and Provides Corporate Update

Record PROCYSBI® Product Sales of $25.8 Million

Raptor Raises 2015 PROCYSBI Revenue Guidance to $90-$95 Million

Company to Host Conference Call and Webcast Today at 4:30 p.m. EST

NOVATO, Calif., November 5, 2015 -- Raptor Pharmaceutical Corp. (NASDAQ: RPTP), a biopharmaceutical company developing and commercializing transformative treatments for rare diseases, today announced financial results for the three and nine months ended September 30, 2015 and provided an update on recent corporate developments.

Summary

Global net product revenue for PROCYSBI® (cysteamine bitartrate) delayed-release capsules was $25.8 million for the third quarter ended September 30, 2015 compared to $23.8 million for the same period in 2014. Excluding non-recurring recognition of $4.4 million relating to a change in revenue recognition policy made in the third quarter ended September 30, 2014, PROCYSBI net product revenue for the third quarter ended September 30, 2015 represents 32% growth year-over-year.

Raptor reported a net loss on a GAAP basis of $14.6 million, or $0.18 per share, for the third quarter.

Cash and cash equivalents were $207.6 million as of September 30, 2015.

Raptor is raising its 2015 guidance for PROCYSBI global net product revenue to $90-95 million from $80-90 million and affirming its guidance for non-GAAP operating expenses, excluding cost of sales and non-cash stock-based compensation expense, of between $115 and $125 million.

“Our quarterly performance demonstrates our continued strength as a commercial rare disease biopharmaceutical company,” said Julie Anne Smith, President and CEO of Raptor Pharmaceutical Corp. “PROCYSBI delivered record product sales driven by expansion and continued robust levels of patient compliance. In the third quarter, we also added our second rare disease franchise with the acquisition of QUINSAIR™, which provides us with a new commercial product approved for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adults with cystic fibrosis in Europe and Canada and presents potential new growth opportunities in such areas as nontuberculous mycobacteria, bronchiectasis and the pursuit of approval of QUINSAIR for cystic fibrosis patients in the U.S.”

Third Quarter 2015 Financial Highlights

Raptor provides non-GAAP financial measures, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled "Non-GAAP Financial Information and Other Disclosures" for further discussion on this subject.

Net Product Revenue

PROCYSBI global net product revenue for the third quarter of 2015 was $25.8 million compared to $23.8 million for the third quarter of 2014. Product revenue growth in the third quarter of 2015 was driven by further market penetration in the U.S., Europe and other ex-U.S. territories.

Prior to the third quarter of 2014, revenue from the sale of PROCYSBI was recognized based on the amount of product sold through to patients. Beginning July 2014, Raptor was able to reasonably estimate and determine sales allowances; therefore, it began recognizing PROCYSBI revenue at the point of sale to the specialty pharmacy, which resulted in the one-time non-recurring recognition of an additional $4.4 million in net product revenue during the three months ended September 30, 2014.

Cost of Sales

Cost of sales were $2.6 million for the third quarter of 2015, compared to $3.9 million for the third quarter of 2014. Cost of sales were lower in the third quarter of 2015 than in the third quarter of 2014 due to a decrease in the change in allowances for inventory reserves, year over year.

Research & Development (R&D)

R&D expenses were $14.6 million for the third quarter of 2015 compared to $9.0 million for the third quarter of 2014. The increase was primarily due to increases in costs associated with ongoing clinical studies and the acquisition of technologies.

Selling, General and Administrative (SG&A)

SG&A expenses were $19.7 million for the third quarter of 2015 compared to $15.1 million for the third quarter of 2014. The increase mainly resulted from increased staffing and promotional support for commercial operations of PROCYSBI worldwide, corporate expenses, and professional fees related to the acquisition of QUINSAIR from Tripex Pharmaceuticals incurred in the third quarter.

Interest Expense

Interest expense was $3.4 million for the third quarter of 2015 compared to $4.4 million for the third quarter of 2014. The decrease in interest expense was primarily due to a decrease in interest derived from the company’s synthetic royalty applicable to net sales of PROCYSBI from Raptor’s loan agreement with HealthCare Royalty Partners.

Net Loss

GAAP net loss in the third quarter of 2015 was $14.6 million, or $0.18 per share, compared to a net loss of $6.0 million, or $0.10 per share, in the third quarter of 2014.

Non-GAAP net loss, which excludes non-cash stock-based compensation expense, for the third quarter of 2015 was $11.4 million, or $0.14 per share, compared to non-GAAP net loss of $2.5 million, or $0.04 per share, in the third quarter of 2014.

Cash, Cash Equivalents

Raptor ended the third quarter of 2015 with $207.6 million in cash and cash equivalents.

2015 Financial Guidance

•	Raptor raises its 2015 global net product sales guidance for PROCYSBI to $90-$95 million from previous guidance of $80-$90 million.

•	The company reconfirms full-year non-GAAP operating expense guidance range of $115 million to $125 million, which excludes cost of sales and non-cash stock-based compensation expense.

Product and Pipeline Updates

PROCYSBI for Nephropathic Cystinosis

•
PROCYSBI is currently commercially available to patients in the U.S., where it is the market leader in nephropathic cystinosis. PROCYSBI is also commercially available in Europe and several emerging markets. In addition, during the third quarter of 2015, Raptor recognized, on a named patient basis, its first deliveries to Israel and Slovenia. Raptor expects to make further shipments in new territories during the remainder of 2015.

•	In August, the FDA expanded PROCYSBI’s label to include nephropathic cystinosis patients aged 2-6 years.

RP103 for Huntington’s Disease (HD)

•	Raptor expects to provide an update on the regulatory pathway in Huntington’s disease, along with data from the 36-month time-point for the RP103 CYST-HD study in the fourth quarter of 2015.

RP103 for Mitochondrial Diseases

•
The Phase 2 RP103 study for mitochondrial diseases, including Leigh syndrome, continues to advance. Approximately 70% of the planned total number of patients have been enrolled in the study as of the end of September.

•
The first interim analysis, which occurred after 4 patients completed 24 weeks of treatment, indicated the trial to continue as planned. There were no safety signals that would affect trial continuation.

•	In the first quarter of 2016, Raptor expects to conduct a second interim analysis after 12 patients have completed 24 weeks of treatment.

QUINSAIR/MP-376

•
The company completed its acquisition of QUINSAIR in October 2015. QUINSAIR has received marketing authorization in Europe and Canada for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adults with cystic fibrosis and Raptor anticipates launching the product in these territories in 1H 2016. Raptor also expects to engage with FDA in 1H 2016 to discuss the regulatory pathway to potential approval in the U.S.

•
Initiation of clinical studies for MP-376 in at least one additional indication of bronchiectasis (BE) or lung infections associated with non-tuberculous mycobacteria (NTM) is expected in 2016. The company will provide additional clarity on the timing of key activities in the near term.

Anticipated Upcoming Milestones

•	4Q 2015 – 36-month data from the RP103 Phase 2/3 CYST-HD study in Huntington’s disease

•	4Q 2015 – Regulatory guidance update regarding the clinical development and regulatory pathway of RP103 in Huntington’s disease

•	1Q 2016 – Interim Phase 2 data for RP103 (n=12) in mitochondrial diseases

•	1H 2016 – QUINSAIR launch in Europe and Canada

•	1H 2016 – Regulatory discussions with FDA regarding pathway to approval in CF in the U.S.

•	2016 – Initiation of one or more clinical programs for MP-376 in BE and/or lung infections associated with NTM

Conference Call and Webcast Information

Raptor will conduct a conference call and live audio webcast at 4:30 p.m. ET (1:30 p.m. PT) today. The live call may be accessed by dialing (877) 710-6201 for domestic callers or (616) 548-5611 for international callers and using the conference ID number 72182025. A live webcast of the conference call will be available online from the investor relations section of the company website at www.raptorpharma.com. After the call, a webcast replay will be available on the Raptor website for 90 days while a telephone replay will be available for 5 days. This can be accessed by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and using the conference ID number 72182025.

Non-GAAP Financial Information and Other Disclosures

Raptor uses non-GAAP financial measures, such as non-GAAP net loss, non-GAAP net loss per share and non-GAAP operating expense, to assess and analyze its operational results and trends and to make financial and operational decisions. Raptor believes these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding Raptor’s operating performance and exclude non-cash stock-based compensation expenses which fluctuate from period to period based on factors that are not within the company’s control, such as the company’s stock price. These non-GAAP financial measures should not be considered an alternative to measurements required by GAAP, such as net loss, net loss per share and total operating expense, and should not be considered measures of Raptor’s liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance calculated in accordance with GAAP and should only be used to supplement an understanding of Raptor’s operating results as reported under GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations between non-GAAP financial measures and GAAP financial measures are included in the table accompanying this press release after the unaudited consolidated financial statements. Raptor provides operating expense guidance on a non-GAAP basis as projected GAAP operating expense for 2015 is not readily determinable due to the volatility of the company’s common stock, which directly affects stock-based compensation expense.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of transformative therapeutics for rare, debilitating and often fatal diseases. With the acquisition of QUINSAIR, the company plans to develop MP-376, the pharmaceutical product known commercially as QUINSAIR, in cystic fibrosis (CF) and at least one of bronchiectasis (BE) or lung infections associated with nontuberculous mycobacteria (NTM). In addition, Raptor is developing RP103, known commercially as PROCYSBI, in multiple therapeutic areas such as nephropathic cystinosis, Huntington's disease (HD) and mitochondrial diseases including Leigh syndrome. Raptor holds several orphan drug designations, including orphan drug exclusivity for nephropathic cystinosis in the U.S. and EU, and orphan drug designation for HD in the U.S. and EU. For additional information, please visit www.raptorpharma.com.

About PROCYSBI® (cysteamine bitartrate) delayed-release capsules

PROCYSBI is a cystine depleting agent that is approved in the U.S. for the management of nephropathic cystinosis in adults and children ages 2 years and older. It is contraindicated in patients with a hypersensitivity to penicillamine. The most commonly reported side effects are vomiting, abdominal pain/discomfort, headaches, nausea, diarrhea, anorexia/decreased appetite, breath odor, fatigue, dizziness, skin odor and rash. For additional information on PROCYSBI, including full prescribing information, please visit www.procysbi.com.

About QUINSAIRTM (levofloxacin inhalation solution)

QUINSAIR is a proprietary inhaled formulation of levofloxacin, a fluoroquinolone antibiotic, which is approved in the EU and in Canada for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adult patients with cystic fibrosis. Administration of QUINSAIR with a high efficiency eFlow Nebulizer System (PARI Pharma GmbH) allows for the delivery of high concentrations of active drug directly to the site of infection in approximately five minutes. QUINSAIR is contraindicated in patients with hypersensitivity to levofloxacin, a history of tendon disorders related to fluoroquinolones, epilepsy, or who may be pregnant or breast feeding. QUINSAIR’s safety was evaluated in two double-blind, placebo-controlled studies and in an active comparator study in which the most frequently reported adverse reactions were cough/productive cough, dysgeusia and fatigue/asthenia.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are indicated by words or phrases such as "believes," "expects," "anticipates," "estimates," "plans," "continuing," "ongoing," "projected" and similar words or phrases and relate to future events or our future results of operations or future financial performance, including, but not limited to, statements regarding: Raptor's plans to launch QUINSAIR in the EU and Canada in the first half of 2016; Raptor's intention to initiate additional clinical programs for MP-376 in 2016 for at least one additional indication of either nontuberculous mycobacteria and/or bronchiectasis; Raptor's intention to engage with the FDA in the first half of 2016 regarding a path to potential approval in the U.S. in cystic fibrosis, and Raptor’s PROCYSBI net sales and non-GAAP operating expense guidance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the company's actual results to be materially different from these forward-looking statements. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Factors which may contribute to differences in actual results include, among others: Raptor's ability to market and sell QUINSAIR; continued market acceptance and sales of PROCYSBI in the U.S. and other territories; Raptor's ability to expand the use of RP103 and MP-376 and to receive regulatory approval for other indications; Raptor's reliance on single active pharmaceutical ingredient suppliers for PROCYSBI and QUINSAIR and other third parties in connection with drug product development; compliance with healthcare regulations, ongoing regulatory requirements and potential penalties; any serious adverse side effects associated with PROCYSBI, QUINSAIR or any other future products, any product liability claims; third-party payor coverage, reimbursement and pricing; enacted and future healthcare legislation; Raptor's ability to obtain and maintain orphan drug or other regulatory exclusivity for PROCYSBI, QUINSAIR or any other future products; the integration of European operations with U.S. operations; relationships with key scientific and medical collaborators; intellectual property protection and claims and continued license rights; and Raptor's ability to fund its operations and make required payments on its debt. Certain of these risks, uncertainties and other factors are described in greater detail in the company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's annual report for the twelve months ended December 31, 2014 on Form 10-K filed with the SEC on March 2, 2015, Raptor's quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015 filed with the SEC on May 7, 2015 and August 6, 2015, respectively, Raptor's current report on Form 8-K filed with the SEC on September 9, 2015 and other periodic reports filed with SEC, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements except as may be required by law.

CONTACT: Kimberly Lee, D.O. Vice President, Corporate Strategy and Communications (415) 408-6351 klee@raptorpharma.com	MEDIA CONTACT: Cammy Duong Canale Communications (619) 849-5382 cammy@canalecomm.com

INVESTOR CONTACT: Robert H. Uhl Managing Director Westwicke Partners, LLC (858) 356-5932 robert.uhl@westwicke.com

Raptor Pharmaceutical Corp.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except shares and per share data)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$207,644	$149,613
Restricted cash	1,516	1,562
Accounts receivable	15,490	7,455
Inventories	6,746	9,134
Prepaid expenses and other	2,071	3,841
Total current assets	233,467	171,605
Noncurrent assets:
Fixed assets, net	7,379	5,880
Goodwill	3,275	3,275
Intangible assets, net	2,795	2,974
Other assets	4,634	5,332
Total Assets	$251,550	$189,066

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,727	$2,550
Accrued liabilities	25,127	16,859
Common stock warrant liability	-	711
Note payable, current portion	12,000	9,000
Total current liabilities	38,854	29,120
Noncurrent liabilities:
Note payable, net of current portion	42,000	51,000
Convertible notes	60,000	60,000
Total liabilities	140,854	140,120

Stockholders' equity:
Preferred stock, $0.001 par value per share, 15,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.001 par value per share, 150,000,000 shares authorized, 81,578,395 and 68,861,366 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	82	69
Additional paid-in capital	417,529	306,832
Accumulated other comprehensive loss	(801)	(60)
Accumulated deficit	(306,114)	(257,895)
Total stockholders' equity	110,696	48,946
Total Liabilities and Stockholders' Equity	$251,550	$189,066

Raptor Pharmaceutical Corp.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except shares and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Net product revenue	$25,787	$23,764	$69,573	$52,211
Cost of sales	2,631	3,917	8,993	6,226
Gross profit	23,156	19,847	60,580	45,985

Operating expenses:
Research and development	14,644	9,001	43,073	29,625
Selling, general and administrative	19,696	15,077	52,304	40,468
Total operating expenses	34,340	24,078	95,377	70,093

Loss from operations	(11,184)	(4,231)	(34,797)	(24,108)

Interest income	77	14	173	54
Interest expense	(3,358)	(4,380)	(12,640)	(10,856)
Foreign currency transaction (loss) gain	(98)	5	(344)	42
Adjustment to fair value of common stock warrants	-	206	(495)	(1,091)
Other income	-	2,346	-	2,346
Loss before provision for income taxes	(14,563)	(6,040)	(48,103)	(33,613)
Provision for income taxes	25	(9)	116	4

Net Loss	$(14,588)	$(6,031)	$(48,219)	$(33,617)
Other comprehensive income (loss):
Foreign currency translation (loss) gain	(322)	103	(741)	301

Comprehensive Loss	$(14,910)	$(5,928)	$(48,960)	$(33,316)

Net loss per share:
Basic and diluted	$(0.18)	$(0.10)	$(0.63)	$(0.54)

Weighted-average shares outstanding:
Basic and diluted	81,290,112	62,896,379	76,778,058	62,562,865

Raptor Pharmaceutical Corp.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except shares and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Net loss	$(14,588)	$(6,031)	$(48,219)	$(33,617)

Stock-based compensation expense	3,162	3,575	10,327	9,224

Non-GAAP Net Loss	$(11,426)	$(2,456)	$(37,892)	$(24,393)

Non-GAAP net loss per share:
Basic and diluted	$(0.14)	$(0.04)	$(0.49)	$(0.39)

Weighted-average shares outstanding:
Basic and diluted	81,290,112	62,896,379	76,778,058	62,562,865